EXHIBIT 11

                            WINLAND ELECTRONICS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


                                                      Three Months Ended
                                                           March 31,
                                                    1996                 1995

Earning:
    Net Income(Loss):                              $71,571              $10,481

Primary Earnings(Loss)Per Share                 $    0.028           $    0.004

Shares:
 Weighted average number of
   common shares outstanding                     2,583,311            2,583,311
Assuming exercise of options
   and warrants  reduced by the
   number of shares which could
   have been purchased with the
   proceeds  from  exercise  of
   options and warrants (treasury
   stock method) using average
   market price, except if
   anti-dilutive.                                  283,934              195,586
Weighted average number of
   common and common equivalent
   shares outstanding                            2,867,245            2,775,897

Fully Diluted Earnings(Loss)
Per Share                                       $    0.025           $    0.004